Exhibit 99.1

August 26, 2013

FROM:

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Tim Gagnon, director of investor relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE ANNOUNCES NEW SHARE REPURCHASE PROGRAM

MINNEAPOLIS, August 26, 2013 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today announced that the Board of Directors has increased the number of shares authorized to be repurchased by 15,000,000 shares. There are approximately 8,700,000 shares left from the previous authorization. The total current number of shares authorized for future repurchases is 23,700,000.

The company has entered into a $500 million Accelerated Share Repurchase (ASR) program with two banks, JPMorgan Chase Bank, National Association, and Morgan Stanley & Co. LLC. Under the ASR program, C.H. Robinson will receive an initial delivery of 6,118,882 shares. The final number of shares purchased will be determined at the completion of the ASR program based on the average of the daily Rule 10b-18 volume-weighted average prices of the company’s common stock during the term of the ASR program, less an agreed discount. The duration of the ASR program is expected to be four to seven months.

The company also announced that it has entered into an agreement to borrow $500 million from three lenders, Prudential, New York Life and MetLife, in a private placement transaction. The average maturity of the notes is 15 years and the weighted average coupon is 4.28%. The actual principal amount and rate of the notes by maturity is set forth below.

Maturity	Amount	Rate
10 years	$175,000,000	3.97%
15 years	150,000,000	4.26%
20 years	175,000,000	4.60%

“We’re excited about executing both the debt agreement and the accelerated share repurchase program”, said John Wiehoff, Chief Executive Officer and Chairman of the Board. “Our execution of these transactions reflects our strong financial foundation and our commitment to building long term shareholder value. As we discussed during our recent quarterly earnings release, while shorter term earnings growth will remain challenging, we are confident in our long term strategy and ability to execute”.

Founded in 1905, C.H. Robinson Worldwide, Inc., is a global provider of multimodal transportation services and logistics solutions, serving over 42,000 customers through a network of 250 offices in North

America, Europe, Asia, South America, the Middle East, and Australia. C.H. Robinson is one of the largest third-party logistics companies in the world, with 2012 total revenues of $11.3 billion. For more information about our company, visit our Web site at www.chrobinson.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding C.H. Robinson Worldwide Inc’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.